Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Casa Systems, Inc. of our report dated February 27, 2020, except for the presentation of disaggregated revenue discussed in Note 15, as to which the date is February 25, 2021 relating to the financial statements, which appears in Casa Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 17, 2022